Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 16, 2004, accompanying the consolidated financial statements and schedule included in the Annual Report of Bioenvision Inc. and Subsidiaries on Form 10-K for the year ended June 30, 2006, which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/GRANT THORNTON LLP

New York, New York

October 18, 2006